Nu Horizons Electronics Corp. to Restate Financial Statements
for Prior Year Taxes

Melville, NY (October 3, 2007) - - Nu Horizons Electronics Corp. (Nasdaq/NM: NUHC) today announced that the Audit Committee of its Board of Directors, together with management, has concluded that the Company’s annual and quarterly financial statements for the fiscal years 2002 through 2007, as well as the first quarter of fiscal 2008 ended May 31, 2007 should no longer be relied upon and that a restatement of some or all of those financial statements will be required. The restatement is due to a material understatement of its provision for income taxes for prior periods and the related U.S. income tax obligations. The Audit Committee has informed the Company’s independent registered public accounting firm of its conclusion with respect to this matter.

The understatement primarily relates to the Company's foreign operations. The Company has not finally determined the impact on the Company’s provision for income taxes on its financial statements in any affected period. It appears, however, that the aggregate cumulative effect on the Company's earnings for the six-year period is approximately $5.0 million, including estimated interest and penalties. The Company also estimates that approximately $2.5 million in previously-deferred tax liabilities, interest and penalties will be accelerated to the current period, resulting in an aggregate tax obligation of approximately $7.5 million. The Company cannot predict when its tax liability will be finally determined.

The errors were discovered in connection with the development of the Company's current year tax provision and the preparation of analyses related to Financial Accounting Standards Board Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Tax - an Interpretation of FASB Statement No. 109". After being informed of these errors, the Audit Committee retained a third-party accounting firm to review the Company's tax provisions for prior years and late yesterday the Audit Committee concluded that the errors discovered are material. Based on its preliminary investigation, the Company believes that the misstatements relate only to taxes and the calculation of minority interests in its foreign subsidiaries; however the Company cannot predict whether additional matters will be identified in connection with the ongoing inquiry of the Audit Committee and its advisors. The Company also believes that, as a result of these circumstances, it has one or more material weaknesses in its internal control over financial reporting.

The Company is working with its lenders to seek waivers under its debt agreements due to its failure to comply with certain terms of those agreements as a result of these matters. The Company has no reason to believe such waivers will not be provided.

In addition, the Company will delay the release of its second quarter results, as well as the filing of its quarterly report on Form 10-Q beyond the prescribed due date of October 10, 2007 and the subsequent extension to October 15, 2007 that is permitted under rules of the Securities and Exchange Commission.

About Nu Horizons Electronics Corp.

Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display, illumination and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and Electronic Manufacturing Services providers (EMS). With sales facilities in 51 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this news release are forward looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Nu Horizons’ management, as well as assumptions made by and information currently available to its management. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the Company’s products, the competitive environment within the electronics industry, the ability of the Company to continue to expand its operations, the level of costs incurred in connection with the Company’s expansion efforts, the financial strength of the Company’s customers and suppliers, risks arising from potential material weaknesses in the Company’s control environment, potential adverse effects to the Company's financial condition, results of operations or prospects as a result of the restatement of some or all of the prior period financial statements, risks associated with the Company’s inability to satisfy covenants under its credit facility or to obtain waivers of compliance with those covenants or waivers of defaults under its debt agreements, potential adverse effects if the Company is required to recognize other adverse tax- or accounting-related developments and risks relating to litigation or regulatory inquiries associated with the restatement of prior period financial statements or other related matters. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Such statements reflect the Company's current view with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Nu Horizons’ financial condition, results of operations, growth strategy and liquidity. The Company does not undertake any obligation to update its forward-looking statements.

Company Contact:
Kurt Freudenberg, Chief Financial Officer
Nu Horizons Electronics Corp.
kurt.freudenberg@nuhorizons.com
631-396-5000